This Consulting Agreement, (the "Agreement") is made and entered into effective the 26th day of February, 1999, by, and between Medalion Services, Inc. (the "Company"), a Delaware Corporation with offices at 7 Rock Hollow Road, Plandome Manor, New York 11030, and Kelly Johnston (the "Consultant") with offices at 3557 Waugh road, Springfield, Manitoba Canada R2E 1E5.

     WHEREAS, the Company desires to retain Johnston, as a consultant, and Johnston wishes to consult for the Company, on the terms set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

     1. Company will deliver to Consultant simultaneously with the signing of the Agreement, 1,300,000 shares of its Common stock, freely tradeable, fully paid and nonassessable and without restrictive legend.

     2. Consultant agrees upon receipt of said stock to provide the following services on a best efforts basis:

     a) Seek to find investors within the financial community residing in Canada.

     b) Seek to provide the necessary funding for the fixture business operations of the Company.

     c) Seek to provide marketing and sales assistance for the beneficial growth and exposure to the marketplace of the Company.

     3. Term. The term of the Agreement shall commence on the date hereof and shall continue for a period of six (6) months.

     4. Governing Laws. This Agreement is and shall be governed by the laws of the State of New York.

     This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understanding, agrrements and negotiations between the parties.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.


CONSULTANT                         CLIENT
KELLY JOHNSTON                     MEDALION SERVICES INC.

By: /s/                            By /s/
Date: 02/26/99                     Date: 02-22-99